Exhibit 99.1

Disclosures Regarding Forest Laboratories, Inc.

THE APTALIS ACQUISITION

On January 7, 2014, we entered into the Merger Agreement with Forest Holdings, Forest Merger Sub and Aptalis, pursuant to which the Aptalis Acquisition will be consummated, with Aptalis surviving as a wholly owned subsidiary of Forest Holdings. As a result of the Aptalis Acquisition, the separate corporate existence of Forest Merger Sub will cease and Aptalis will continue as the surviving corporation. For more information on Aptalis, see “Summary—Aptalis’ Business,” and the financial statements and related notes included elsewhere herein.

Upon consummation of the Merger Agreement, each share of Aptalis common stock, par value $0.001 per share, issued and outstanding immediately prior to the effective time of the Aptalis Acquisition (the “Effective Time”), other than any dissenting shares and any shares held by Aptalis, Forest Holdings or any of their respective subsidiaries, will be converted into the right to receive the Per Share Merger Consideration, without interest and less applicable income or employment tax withholding, of an aggregate purchase price equal to $2,900.0 million, minus Aptalis’ existing indebtedness and related fees and costs, minus certain of Aptalis’ expenses, plus the aggregate exercise price applicable to Aptalis’ outstanding options immediately prior to the Effective Time and plus certain cash amounts, all as further described in the Merger Agreement.

We plan to fund the Aptalis Acquisition with a combination of $1.2 billion of cash on hand, including $650.0 million in cash from a foreign subsidiary, and the proceeds from the pending issuance of an aggregate $1.8 billion of senior notes (the “$1.8 billion Senior Notes”).

Each Aptalis restricted stock unit and stock option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive its pro rata share (the “Per Share Merger Consideration”) in the case of restricted stock units or, in the case of stock options, the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option, in each case, less applicable income or employment tax withholding.

We have guaranteed the obligations of Forest Holdings and Forest Merger Sub under the Merger Agreement.

Consummation of the Aptalis Acquisition is subject to customary conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the absence of a material adverse effect, as defined in the Merger Agreement, on Aptalis.

On January 7, 2014, holders representing more than 85% of the outstanding shares of Aptalis common stock delivered a written consent approving and adopting the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Aptalis Acquisition.

The Merger Agreement contains representations and warranties and covenants customary for a transaction of this nature, including, among others, covenants that Forest Holdings will take all steps necessary to eliminate or avoid impediments that may be asserted by government authorities, including with respect to antitrust approvals, so as to enable the closing of the Aptalis Acquisition. In addition, Aptalis has agreed to terminate any existing discussions with respect to third party acquisition proposals, refrain from facilitating any such proposals and, upon closing of the Aptalis Acquisition, withdraw the registration statement on Form S-1 that it had previously filed with the SEC in contemplation of an initial public offering.

The Merger Agreement contains certain termination rights for Forest Holdings and Aptalis, including upon (i) the failure to consummate the Aptalis Acquisition by the six month anniversary of the date of the Merger Agreement, (ii) the existence of certain legal restraints prohibiting the consummation of the Aptalis Acquisition or (iii) a material, uncured breach by the other party of the Merger Agreement.

The Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for the Aptalis Acquisition and we expect to close the Aptalis Acquisition on the day that we close the offering of the $1.8 billion Senior Notes.

Aptalis’ Business

Aptalis is an international, specialty pharmaceutical company that focuses on developing, manufacturing, licensing and marketing therapies for certain cystic fibrosis (“CF”)- and gastrointestinal-related disorders. Aptalis’ business focuses on therapeutic areas that are currently underserved by large pharmaceutical companies and are characterized by products used for chronic conditions.

Aptalis has manufacturing and commercial operations in the United States, the European Union and Canada, and its principal products include Zenpep® (pancrelipase) (“Zenpep”), Canasa® (mesalamine, USP) (“Canasa”), Carafate® (sucralfate tablets and suspensions) (“Carafate”), Pylera®(bismuth subcitrate potassium; metronidazole; tetracycline HCl) (“Pylera”), Rectiv® (nitroglycerin 0.4% ointment) (“Rectiv”), Viokace™ (pancrelipase) (“Viokace”), Ultresa® (pancrelipase) (“Ultresa”) and Salofalk® (mesalamine) (“Salofalk”). In addition, Aptalis has four clinical product candidates, as well as a number of early-stage projects in development related to its existing products and therapeutic spaces.

Aptalis also formulates and clinically develops enhanced pharmaceutical and biopharmaceutical products for itself and others using its proprietary pharmaceutical technology platforms, including bioavailability enhancement of poorly soluble drugs, custom release profiles, and taste-masking/orally disintegrating tablet (“ODT”) formulations.

Since its acquisition by affiliates of TPG Global, LLC in February 2008, Aptalis has demonstrated a track record of successful product development and acquisition and integration of major products and companies, including the:

•	March 2010 acquisition of APT-1016, which has completed phase II studies;

•	February 2011 acquisition of Eurand, including Zenpep and the proprietary pharmaceutical technologies business;

•	August 2011 acquisition of Mpex, including APT-1026, which has completed a pivotal phase III study in the EU and is expected to launch in the EU in 2015; and

•	2012 commercial launches of Ultresa and Viokace, which were two internally developed product candidates.

Aptalis had total revenue of $687.9 million for its fiscal year ended September 30, 2013. Net product sales of the top three products in the United States—Canasa, Carafate and Zenpep—accounted for more than 60% of Aptalis’ total revenue for its fiscal year ended September 30, 2013. International sales accounted for approximately 20% of total revenue in the same period.

The following table highlights Aptalis’ principal products:

Our Principal Products
Product (Active Pharmaceutical Ingredient)	Indication	Launch Date	Date of Last U.S. Patent(1) Expiry	Net Sales for the Year Ended September 30, 2013 ($ million)
Exocrine Pancreatic Insufficiency

Zenpep	Treatment of Exocrine Pancreatic Insufficiency (“EPI”) due to CF or other conditions	November 2009	2028	$141

Ultresa	Treatment of EPI due to CF or other conditions	December 2012	N/A	$2

Our Principal Products
Product (Active Pharmaceutical Ingredient)	Indication	Launch Date	Date of Last U.S. Patent(1) Expiry	Net Sales for the Year Ended September 30, 2013 ($ million)
Viokace	In combination with a proton pump inhibitor, VIOKACE is indicated in adults for the treatment of EPI due to chronic pancreatitis or pancreatectomy	August 2012	N/A	$3

Ulcer Treatments

Carafate	Short-term (up to 8 weeks) treatment of active duodenal ulcers	Prior to 1982(2); 1999(3)	N/A	$145

Pylera	Treatment of patients with H. pylori infection and duodenal ulcer disease (active or history of within the past five years) to eradicate H. pylori	May 2007 in the United States; January 2013 in Germany; April 2013 in France	2018	$21

Mesalamines

Canasa	Short-term treatment of mild to moderately active ulcerative proctitis	February 2005(4)	2028	$133

Salofalk	Depending on the dosage form of Salofalk, indications comprise treatment of acute ulcerative colitis (“UC”), management of distal UC and prevention of relapse of distal UC	1986; 1994; 2000(5)	N/A	$23

Chronic Anal Fissure

Rectiv	Treatment of moderate to severe pain associated with chronic anal fissure	March 2012	2014	$16

(1)	Patents referenced are Orange Book listed.
(2)	Earliest listed approval date in Orange Book.
(3)	Launch date for tablet form.
(4)	Launch date for the 1,000mg suppository.
(5)	Launch date for suspension form, tablet form, and suppository form, respectively, in Canada.

Aptalis also has a number of pipeline products that are in various stages of development and mostly consist of repurposed and reformulated drugs. The following is a description of its most active pipeline products.

Selected Pipeline Products and New Indication
Product	Indication	Phase	Date of Last U.S. Patent Expiry
APT-1026	Chronic lung infection with Pseudomonas aeruginosa in CF	Marketing authorization application with European Medicines Agency submitted in November 2013 Currently in discussions with FDA regarding results of our single U.S. phase III study	2026

APT-1008 (ZENPEP-EU)	Treatment of EPI	Phase III	N/A

APT-1016	Bowel Cleansing preparation for colonoscopy	Phase II	2031

APT-1011	Treatment of eosinophilic esophagitis	Phase II	Patent applications submitted

Aptalis believes that its products benefit from one or more intellectual property, regulatory, clinical, sourcing or manufacturing barriers to entry. These include patent protection; data exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984 (“Hatch-Waxman”); FDA requirements for certain generic entrants to conduct clinical trials with clinical efficacy endpoints; complexity in matching formulation characteristics; proprietary manufacturing processes; difficulty in sourcing certain active pharmaceutical ingredients that must match narrow specifications; and the know-how required to manufacture certain dosage forms.

In the United States, Aptalis sells its products to most major wholesale drug companies and distributors, which in turn distribute its products to chain and independent pharmacies, hospitals and mail-order pharmacies. Aptalis’ marketing capabilities include an active sales force of 227 sales specialists distributed between the United States, Canada, France and Germany, with 155 of these specialists located in the United States. While the ultimate end users of Aptalis products are the individual patients to whom its products are prescribed by physicians, Aptalis’ direct customers include a number of large pharmaceutical wholesale distributors and large pharmacy chains. The pharmaceutical wholesale distributors that comprise a significant portion of its customer base sell its products primarily to retail pharmacies, which ultimately dispense its products to the end consumers.

Aptalis maintains a network of commercial relationships that includes distributors, vendors, and third-party licensors located in various countries around the world and has international manufacturing facilities that produce a portion of its products. The manufacturing supply chain for Aptalis products is supported by its manufacturing facilities located in the United States, Europe and Canada and by third parties. Aptalis manufactures Zenpep and Ultresa at one of its facilities in Italy, rectal formulations of Salofalk and Canasa at its facility in Canada and other pharmaceutical technologies products in the United States and Italy. Aptalis also outsources aspects of the manufacturing of certain of its products to third parties.

Strategic Rationale for the Aptalis Acquisition

We believe that the Aptalis Acquisition offers numerous strategic benefits, including an increased presence both domestically and internationally, expansion of our key therapeutic areas and customer base, a positive impact on our financial condition in the current period and moving forward and an opportunity to realize greater efficiencies in our operations.

Expansion and Deepening of Our Domestic and International Presence. We believe the Aptalis Acquisition will allow us to expand our GI franchise in the United States and Canada and complement our growing CF business in Europe, while at the same time giving us a CF presence in the United States. In addition, the development of Aptalis’ pipeline products presents opportunities for our entry into new markets. Such expansion would diversify our product offerings in key therapeutic areas and geographies. Furthermore, we believe that the Aptalis

Acquisition will improve our prospects for an expanded customer base and product offerings to drive new business relationships and transactions. We expect that our combined operational infrastructure and broader product portfolio will allow us to reach a broader marketplace and to provide more valuable service to our new and existing business partners.

Drive Revenue Growth. We believe that the Aptalis Acquisition will benefit us financially and position us for revenue growth. We expect to benefit from immediate revenue accretion. In addition, we believe that the revenue contributions resulting from the Aptalis Acquisition will increase over time, as we currently expect revenues to grow due to price and sales volume increases for our combined product portfolio. See “Risk Factors—Risks Related to the Aptalis Acquisition—We may fail to realize revenue growth and the cost-savings synergies estimated as a result of the Aptalis Acquisition.”

Streamline Operations and Realize Synergies. We believe that the Aptalis Acquisition will involve an integration process that will result in more efficient combined operations. We currently anticipate that the Aptalis Acquisition will generate annual cost-savings synergies over the next two fiscal years of at least $125 million, on a pre-tax basis, by the end of the fiscal year ended March 31, 2016 (“fiscal 2016”). In addition, we expect the productivity and effectiveness of our workforce and management to be enhanced through the selective retention of high-performing Aptalis members, many of whom have proven track records of success in the industry. We cannot assure you, however, that any such cost-savings synergies will be realized within the time frame we anticipate, or at all. See “Risk Factors—Risks Related to the Aptalis Acquisition—We may fail to realize revenue growth and the cost-savings synergies estimated as a result of the Aptalis Acquisition.”

We believe that these strategic benefits significantly enhance our scale, competitive profile and ability to respond to economic, regulatory, legislative and other developments that affect us, particularly, and the global pharmaceutical industry, generally.

RISK FACTORS

Risks Related to Our Business and Industry

Our business depends on intellectual property protection, and the loss of or inability to enforce such intellectual property could materially adversely affect our business.

Our ability to generate the revenue necessary to support our investment in acquiring and developing new product opportunities, as well as the commitment of resources to successfully market our products greatly depends on effective intellectual property protection to ensure we can take advantage of lawful market exclusivity. Manufacturers of generic products have strong incentives to challenge the patents which cover our principal products. While we believe that our patent portfolio, together with data exclusivity periods granted by Hatch-Waxman, offers adequate exclusivity protection for our current products, there can be no assurance that some of our patents, including our partners’ patents upon which we rely, will not be determined to be invalid or unenforceable, resulting in unanticipated early generic competition for the affected product. For example, we, along with our licensor, Royalty Pharma Collection Trust, recently brought actions against certain manufacturers of generic drugs for infringement of several patents covering Savella® (milnacipran HCl) (“Savella”), our SNRI for the management of fibromyalgia. In addition, certain generic drug manufacturers have filed Abbreviated New Drug Applications (“ANDAs”) seeking approval to manufacture generic versions of Nameda XR, against whom we expect to assert patent infringement actions. Aptalis is also currently involved (and expects to continue to be involved from time to time) in patent litigation relating to ANDAs filed by potential competitors seeking to market generic versions of its products. For example, in July 2013, Aptalis filed patent infringement lawsuits against certain generic drug manufacturers who filed ANDAs seeking approval to market a generic version of Canasa. Aptalis believes ANDAs were filed before the patents covering Canasa were listed in the Orange Book, which generally means that Aptalis is not entitled to the 30-month stay of the approval of these ANDAs provided for by Hatch-Waxman. While we intend to vigorously defend these and other patents and pursue our legal rights, we can offer no assurance as to when the pending or any future litigation will be decided, whether such lawsuits will be successful or that a generic equivalent of one or more of our products will not be approved and enter the market.

Loss of patent protection for a product typically is followed promptly by generic substitutes, reducing our sales of that product. If any third party is able to demonstrate that it is not infringing our patents or that our patents are invalid or unenforceable, including our partners’ patents upon which we rely, then we may not be able to stop them (or other third parties) from competing with us or launching competitive products. Even with patent protection, we may face reduced product sales since generic manufacturers may choose in some cases to launch a generic product “at risk” before the expiration of the applicable patent(s) or before the final resolution of related patent litigation. Availability of generic substitutes for our drugs may adversely affect our results of operations and cash flows. In addition, proposals emerge from time to time in the United States and other countries in which we sell our products for legislation to further encourage the early and rapid approval of generic drugs.

Certain of our products or products that we may acquire may have limited or no patent protection. For instance, Canasa has limited patent protection, and Carafate has no patent protection. While we believe these products benefit from a variety of intellectual property, regulatory, clinical, sourcing and manufacturing barriers to competitive entry, there can be no assurance that these barriers will be effective in preventing generic versions of our products from being approved. In addition, because Aptalis’ strategy has in part been to in-license or acquire pharmaceutical products that typically have been discovered and initially researched by others, future products might have limited or no remaining patent protection due to the time elapsed since their discovery. For example, Aptalis licenses the patents relevant to Rectiv, which will expire in May 2014.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our partners, customers, employees and consultants. It is possible that these agreements could be breached or that they will not be enforceable, and that we will not have adequate remedies for any such breach. It is also possible that our trade secrets will become known or independently developed by our competitors.

We own or exclusively license various trademarks and trade names which we believe are of significant benefit to our business. We cannot provide any assurances that these trademarks and trade names will be sufficient to prevent competitors from adopting similar names. The adoption of similar names by competitors could impede our ability to build brand identity and lead to customer confusion, which could adversely affect our sales or profitability.

Legal proceedings may be necessary to enforce any intellectual property we own or to which we have rights, which could result in substantial cost to us, be time consuming and divert resources and attention of management and key personnel, whether or not we are successful. Any adverse outcome could result in the narrowing of our intellectual property rights. If we are unable to adequately protect our technology, trademarks, trade secrets or proprietary know-how, or enforce our patents, or if our partners do not adequately enforce the patents of theirs upon which we rely, our results of operations, financial condition and cash flows could suffer.

We may need to raise additional funds in the future which may not be available on acceptable terms or at all.

We expect cash generated by our operations, together with existing cash, cash equivalents, marketable securities, availability under our Credit Agreement and the proceeds from the offering of the $1.8 billion Senior Notes to be sufficient to cover cash needs for our operations. However, we may consider issuing additional debt or equity securities in the future to fund common stock repurchases, debt refinancings, strategic alliances and acquisitions, milestone payments, working capital and capital expenditures. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses, potentially lowering our credit ratings and possibly causing us to become non-compliant with the terms of our Credit Agreement. We may not be able to market such issuances on favorable terms, or at all, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

The Credit Agreement permits us to adjust the calculation of Consolidated EBITDA (as defined in the Credit Agreement) for certain cost savings. See “—We may be unable to realize anticipated cost savings or may incur additional and/or unexpected costs in order to realize them.” Our Credit Agreement allows us to include these projected cost savings in calculating Consolidated EBITDA for the first six consecutive quarters from the announcement of Project Rejuvenate for purposes of our leverage ratio and interest coverage ratio as if such savings had occurred on the first day of the period for which Consolidated EBITDA is being calculated. If our cost savings are lower than anticipated, or we reduce our projected cost savings, our Consolidated EBITDA as calculated under the Credit Agreement may not be sufficient for us to be able to borrow the maximum amount under the facility, resulting in limited borrowing capability until we achieve sufficient cost savings and we may have difficulty refinancing the Credit Agreement on terms that would allow us to increase our borrowing capability prior to termination, or at all. Additionally, any failure to comply with our maintenance covenants may result in our lenders choosing to terminate the Credit Agreement and we may have difficulty entering into a new credit facility with the same borrowing capability or on favorable terms to us, or at all.

Acquisitions may require significant resources and/or result in significant losses, costs or liabilities.

Any future acquisitions will depend on the ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. We also face competition for suitable acquisition candidates that may increase costs. In addition, acquisitions require significant managerial attention, which may be diverted from current operations. Furthermore, acquisitions of businesses or facilities entail a number of additional risks, including: problems with effective integration of operations; the inability to maintain key pre-acquisition customer, supplier and employee relationships; the potential that expected benefits or synergies are not realized and operating costs increase; and exposure to unanticipated liabilities. Subject to the terms of indebtedness, we may finance future acquisitions with cash from operations, additional indebtedness and/or by issuing additional equity securities. These commitments may impair the operation of our businesses. In addition, we could face financial risks associated with incurring additional indebtedness such as reducing liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness.

Our business could be negatively affected by the performance of our licensors or partners, or any disputes or early termination of our agreements with such licensors or partners.

Our principal products, as well as certain of our principal product development opportunities, involve strategic alliances with other companies. Our collaborative partners typically possess significant patents or other technology which are licensed to us. These partners also remain significantly involved in product research and development activities and in the exclusive manufacture and supply of active pharmaceutical ingredients upon which our products are based. While some of our partners are large well-established companies, others may be smaller companies in the “start-up” stage. A failure or inability of our partners to perform their obligations, financial or otherwise, could materially negatively affect our operations or business plans. We cannot guarantee that any of these relationships will continue. Failure to make or maintain these arrangements or a delay in or failure of a collaborative partner’s performance or such partner’s attempt to terminate its partnership agreement with us before the end of its term (for example, by claiming that we have breached such agreement) may materially adversely affect our business, financial condition, cash flows and results of operations. Further, the reputation of our partners may affect our own reputation. If one of our partners was to have an increase in negative publicity resulting in a lowered reputation, our reputation could similarly be affected.

Our collaborative partners could merge with or be acquired by another company or experience financial or other setbacks unrelated to our collaboration that could, nevertheless, materially adversely affect our business, financial condition, cash flows and results of operations.

The proprietary rights in certain products we are acquiring from Aptalis, such as Rectiv, and in certain know-how related to certain of its products, such as APT-1016, are also held by third parties, from whom Aptalis licenses rights relating to the use, manufacture or sale of products. Aptalis also enters into development agreements, including related licensing arrangements, with third parties for a variety of purposes, including life-cycle management and creation of potential new products. We cannot guarantee the successful outcome of such efforts, nor that they will result in any intellectual property rights or products that inure to our benefit. In connection with licenses and development agreements with third parties, Aptalis has agreed and may agree to pay royalties or other forms of compensation, for example, on existing or potential products, which can impact profitability of such products or operations.

While our relationships with our strategic partners have been good, differences of opinion on significant matters arise from time to time. Any such differences of opinion, as well as disputes or conflicting corporate priorities, could be a source of delay or uncertainty as to the expected benefits of the alliance or result in expensive arbitration or litigation, which may not be resolved in our favor. Because we license significant intellectual property with respect to certain of our principal products (for example, Namenda® (memantine HCl) (“Namenda IR”), Namenda XR™ (memantine HCI extended release) (“Namenda XR”) and Viibryd® (vilazodone HCl) (“Viibryd”)), any loss or suspension of our rights to such intellectual property could materially adversely affect our business, financial condition, cash flows and results of operations.

Certain of Aptalis’ employees outside the United States are represented by collective bargaining or other labor agreements and we could face disruptions that would interfere with our operations as a result.

Certain of Aptalis’ employees located in Canada and most of Aptalis’ employees in Europe are represented by collective bargaining or other labor agreements or arrangements that provide bargaining or other rights to employees. Such employment rights require us to expend greater time and expense in making changes to employees’ terms of employment or carrying out staff reductions. In addition, any national or other labor disputes in these regions could result in a work stoppage or strike by Aptalis employees that could delay or interrupt our ability to supply products and conduct operations. Due to the nature of these collective bargaining agreements, we will have no control over such work stoppages or strikes by Aptalis employees, and a strike may occur even if Aptalis employees do not have any grievances against us. Any interruption in manufacturing or operations could interfere with our business and could have a material adverse effect on our revenues.

Many of our principal products and active pharmaceutical ingredients are only available from a single manufacturing source.

Many of the proprietary active ingredients in our principal products are available to us only pursuant to contractual supply arrangements with our collaboration partners or single third party sources. In addition, our manufacturing facilities in the Republic of Ireland are the exclusive qualified manufacturing facilities for finished dosage forms of many of our principal products, including Namenda IR, Bystolic, and Savella. Difficulties or delays in the product supply chain, both within and outside of our control, or the inability to locate and qualify third-party alternative sources, if necessary, in a timely manner, could lead to shortages or long-term product unavailability, which could have a material adverse effect on our results of operations, financial condition and cash flows.

Regulatory procedures may require that we obtain prior approval of a change of third-party manufacturers, location of manufacturing facility, or supplier of raw material for our product or products by the relevant regulatory agency. This regulatory approval process typically takes a minimum of 12 to 18 months, and could take longer and involve significant costs if new clinical trials are required. During the period of any such transition, we could face a shortage of supply of the affected product(s). Some of our contracts with our current providers prohibit us from using alternative providers for the products supplied under these contracts. As a result of these factors, it is difficult for us to reduce our dependence on single sources of supply, and, even where that is not the case, there are a limited number of manufacturers capable of manufacturing our marketed products and our product candidates. In addition, some of our contracts contain purchase commitments that require us to make minimum purchases that might exceed our needs or limit our ability to negotiate with other manufacturers, which might increase costs.

Risks Related to the Aptalis Acquisition

We may fail to realize revenue growth and the cost–savings synergies estimated as a result of the Aptalis Acquisition.

The success of the Aptalis Acquisition will depend, in part, on our ability to realize the anticipated cost-savings synergies, business opportunities and growth prospects from combining the businesses of Forest and Aptalis. Our revenue growth and cost-savings synergies estimates may differ materially from realizable cost-savings synergies or we may never realize these anticipated synergies, business opportunities and growth prospects. Integrating operations will be complex and will require significant efforts and expenditures on the part of both Forest and Aptalis. We may incur significant costs in achieving cost-savings synergies. We may be unable to retain our employees. Our management may divert too many financial and other resources and pay too much attention to trying to integrate operations and corporate and administrative infrastructures. We might experience increased competition that limits our ability to expand our business, and we may not be able to capitalize on expected business opportunities, including retaining current business relationships. Moreover, assumptions underlying estimates of expected revenue growth and cost-savings synergies as a result of the Aptalis Acquisition may be inaccurate, and general industry and business conditions may deteriorate. If any of these factors limit our ability to integrate the operations of Forest and Aptalis successfully or on a timely basis, the expectations of future results of operations, including certain revenue growth and cost-savings synergies expected to result from the Aptalis Acquisition, could negatively impact our results of operations. In addition, we may incur significant unexpected liabilities in connection with the Aptalis Acquisition.

In addition, Forest and Aptalis have operated and, until the completion of the Aptalis Acquisition, will continue to operate, independently. It is possible that the integration process could result in the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with business partners, employees or other third parties or our ability to achieve the anticipated benefits of the Aptalis Acquisition, or could reduce our earnings.

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined consolidated financial data included herein.

The unaudited pro forma condensed combined consolidated financial data included herein are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the Aptalis Acquisition been completed on the date indicated. This data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Aptalis’ net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Aptalis as of the date of the completion of the acquisition. In addition, subsequent to the closing date of the Aptalis Acquisition, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments might differ materially from the pro forma adjustments reflected herein. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” for more information.

DESCRIPTION OF OTHER DEBT

5.00% Senior Notes Due 2021

On December 10, 2013, we entered into an indenture under which we issued an aggregate principal amount of $1.2 billion of senior unsecured notes due 2021 (“5.00% Senior Notes”). The 5.00% Senior Notes bear interest in cash at the rate of 5.00% per annum. Interest on the 5.00% Senior Notes is payable semi-annually on June 15 and December 15 of each year.

We may redeem any of the notes at a price equal to 100% of the principal amount thereof plus, except in the case of a redemption within 90 days of the maturity date of the notes, an applicable premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If we experience a Change of Control Triggering Event (as defined in the indenture governing the 5.00% Senior Notes), we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The indenture governing the 5.00% Senior Notes contains covenants, that among other things, limit our ability and the ability of our subsidiaries to create certain liens and enter into sale and lease-back transactions, create, assume, incur or guarantee additional indebtedness of our subsidiaries without such subsidiary guaranteeing the 5.00% Senior Notes on a pari passu basis and consolidate or merge with, or convey, transfer or lease all or substantially all of our assets, to another person.

Under a registration rights agreement for the 5.00% Senior Notes, we have agreed to file a registration statement with the SEC with respect to a registered offer to exchange the 5.00% Senior Notes for publicly registered notes, use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act within 270 days after the issue date of the 5.00% Senior Notes and keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the 5.00% Senior Notes. We agreed to pay additional interest on the 5.00% Senior Notes if we do not comply with certain of our obligations under the registration rights agreement.

RECENT DEVELOPMENTS

(In millions)	Three Months Ended March 31, 2013	Three Months Ended June 30, 2013	Three Months Ended September 30, 2013	Three Months Ended December 31, 2013	Twelve Months Ended December 31, 2013
Net income	$45.4	$23.3	$70.0	$18.0	$156.7
Interest expense	—	—	—	3.5	3.5
Taxes paid or accrued	(14.6)	15.0	21.6	4.4	26.4
Depreciation	12.8	13.5	13.8	14.6	54.7
Amortization	26.3	32.6	33.2	34.9	127.0
Exclude realized cost savings	—	—	—	45.0	45.0
Extraordinary non-cash losses	—	—	—	—	—
Non-cash impairment charges	—	—	—	—	—
Non-cash charges related to write-down of Nabriva	—	26.2	—	—	26.2
Non-cash expenses related to stock-based compensation	11.5	14.7	19.9	24.1	70.2
EBITDA of material acquisition	—	—	—	—	—
Interest income	2.1	5.8	4.7	5.5	18.1
Cash payments during the period	—	—	—	—	—
Subsequent to the fiscal quarter non-cash expenses or losses	—	—	—	—	—
Extraordinary gains realized other than the ordinary course of business	—	—	—	—	—
EBITDA of a material disposition	—	—	—	—	—

Adjusted EBITDA(1)	$79.3	$119.5	$153.8	$139.0	$491.6

(1)	Does not adjust for cost savings associated with Project Rejuvenate or the Aptalis Acquisition.